Exhibit 10.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

PRODUCT SUPPLY AGREEMENT

Between

WESTERN REFINING SOUTHWEST, INC.,

WESTERN REFINING COMPANY, L.P.

AND

WESTERN REFINING WHOLESALE, LLC,

Dated as of October 15, 2014

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

TABLE OF CONTENTS

ARTICLE I TERM		1

1.1	Initial Term	1

ARTICLE II SUPPLY COMMITMENTS AND FORECASTS		2

2.1	Supply Commitment	2
2.2	Committed Terminal Capacity	2
2.3	Buyer Forecasts	2

ARTICLE III COMMERCIAL TERMS		3

3.1	Product Pricing	3
3.2	Product Sales Terms	3
3.3	Product Specifications	3
3.4	RFS-2 RIN Documentation	3
3.5	Ratable Purchases	3
3.6	Margin Shortfall Payments; Margin Excess Payments; Pricing Adjustments	3
3.7	Restricted Activities	5

ARTICLE IV SUPPLY COMPLIANCE		8

4.1	Alternative Terminals In the Event of an Outage	8
4.2	Seller’s Failure to Deliver Products	9
4.3	Buyer’s Failure to Meet a Supply Commitment	9
4.4	Force Majeure	9
4.5	Equitable Allocation	10

ARTICLE V RECORDS; AUDIT RIGHTS		11

5.1	Records	11
5.2	Audit Rights	11

ARTICLE VI DEFAULT AND TERMINATION		11

6.1	Default by Seller	11
6.2	Buyer Payment Default	11
6.3	Other Defaults	12

ARTICLE VII OTHER PROVISIONS		12

7.1	Confidentiality	12
7.2	Notices	13

i

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

7.3	Entire Agreement	14
7.4	Construction	14
7.5	Dispute Resolution; Governing Law; Jurisdiction	14
7.6	Cooperation	16
7.7	Gifts	16
7.8	Amendments	16
7.9	Waiver	16
7.10	Assignment	16
7.11	Indemnity	17
7.12	Severability	18
7.13	No Third Party Beneficiaries	18
7.14	Counterparts	18

EXHIBITS

A	Definitions
B	List of Western Refining Terminals
C	Products Pricing
D	Product Terms of Sale
E	Tracking Account Illustration

ii

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

PRODUCT SUPPLY AGREEMENT

This PRODUCT SUPPLY AGREEMENT (this “Agreement”) is dated as of October 15, 2014 (the “Effective Date”), and is made by and between (i) Western Refining Southwest, Inc., an Arizona corporation (“WRSW”), and Western Refining Company, L.P., a Delaware limited partnership (“WRC”), and (ii) Western Refining Wholesale, LLC, a Delaware limited liability company (“Buyer”). WRSW and WRC are individually and collectively referred to as “Seller” and shall be jointly and severally liable for all obligations of Seller contained herein and, except as otherwise expressly contemplated by this Agreement, shall be treated for all purposes contained in this Agreement as a single Party. Seller and Buyer are individually referred to as a “Party” and collectively as the “Parties.” Capitalized terms used throughout this Agreement shall have the meanings set forth in Exhibit A, unless otherwise specifically defined herein.

RECITALS

A.	WRSW is the owner and operator of a petroleum refinery located near Gallup in the Four Corners region of northwest New Mexico (the “Gallup Refinery”).

B.	WRC is the owner and operator of a petroleum refinery located in El Paso, Texas (the “El Paso Refinery”).

C.	The Gallup Refinery and the El Paso Refinery (collectively, the “Western Refineries”) have a combined total throughput capacity of approximately 153,000 barrels per Day.

D.	WRSW and WRC desire to secure a certain volume of sales of the refined petroleum and other transportation fuel products that are produced at the Western Refineries (the “Products”) through third party terminals and terminals that are owned and operated by Western Refining Logistics, LP, a Delaware limited partnership (such terminals are listed in Exhibit B and referred to as the “Terminals”).

E.	Buyer is engaged in the wholesale distribution and sale of motor fuels and desires to be assured of a certain volume of supply of Products at the Terminals to support its wholesale operations.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

TERM

1.1 Initial Term. Unless otherwise terminated as provided herein or extended pursuant to a mutual agreement of the Parties, this Agreement shall be effective as of the Effective Date and will remain in effect until the ten (10) year anniversary of the Effective Date.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

ARTICLE II

SUPPLY COMMITMENTS AND FORECASTS

2.1 Supply Commitment. Seller shall sell to Buyer, and Buyer shall buy from Seller, the Stipulated Product Commitment on the terms and subject to the conditions set forth in this Agreement. Seller hereby acknowledges that if the Committed Volumes are increased pursuant to the FDSA, Buyer may need to acquire additional volumes of Product from Seller hereunder. In such instances, Buyer shall have the right (to be exercised via written notice to the Seller) to unilaterally increase the Stipulated Product Commitment under this Agreement to the extent reasonably necessary to enable Buyer to meet its obligations to deliver the increased Committed Volumes under the FDSA.

2.2 Committed Terminal Capacity. Subject to Section 2.3(b), during each Supply Period, Seller shall reserve sufficient capacity at each Terminal to the extent required to meet Buyer’s Forecast (as defined below) for such Terminal during such Supply Period.

2.3 Buyer Forecasts.

(a) By the fifteenth (15th) Day of the Month immediately preceding each Supply Period, Buyer shall prepare and submit to Seller a forecast which shall contain the Terminal Volume for each Terminal during such upcoming Supply Period (each a “Forecast”).

(b) To the extent that the operational limits at any Terminal prevent Seller from meeting Buyer’s Terminal Volume for such Terminal during any Supply Period, Seller shall not be obligated to reserve capacity at such Terminal in excess of such Terminal’s operational limits, and the Parties shall cooperate in good faith to revise the allocation of the Stipulated Product Commitment for such Supply Period among the Seller’s other Terminals to account for such limits in a Terminal’s operational capacity.

(c) Each Forecast submitted to Seller by Buyer (as subsequently revised by Buyer in accordance with this subsection (c)) shall constitute a “Supply Commitment” for the upcoming Supply Period with respect to each Terminal. A Supply Commitment is a binding commitment, effective for the Supply Period, for Seller to sell and Buyer to purchase the Terminal Volume set forth in the Forecast for such Terminal; provided, that in any given Supply Period, Buyer shall have the right to periodically change (i) its Supply Commitment (so long as the total volumes purchased for such Supply Period do not exceed or fall below the Stipulated Product Commitment) and (ii) the Terminal Volumes at each Terminal subject to Section 2.3(b). During any Supply Period, Seller shall not be firmly obligated to sell any Product in excess of the maximum Stipulated Product Commitment; but, rather, it will only have an obligation to use commercially reasonable efforts to do so.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

ARTICLE III

COMMERCIAL TERMS

3.1 Product Pricing. Subject to the terms of this Agreement, Seller shall sell and Buyer shall buy the Products at the Product Prices. Such Product Prices are inclusive of all handling fees, delivery fees for delivery to the applicable Terminal, additive fees and any other fees; provided, however, that Seller will supply additives applicable to third party jobber locations as a direct pass through (i.e., at cost without any mark-up or profit added) to Buyer.

3.2 Product Sales Terms. The Product Sales Terms shall apply to all sales of Product supplied by Seller to Buyer pursuant to this Agreement. To the extent of any conflict between the terms of the Product Sales Terms and the terms of this Agreement, the Product Sales Terms shall govern.

3.3 Product Specifications. All Products supplied by Seller pursuant to this Agreement shall in all respects meet applicable legal requirements, industry standards, and the Product Specifications. The Product Specifications shall apply to all Products delivered under this Agreement.

3.4 RFS-2 RIN Documentation. Seller shall retain any RFS-2 RINs related to any of the Products delivered by Seller to Buyer under this Agreement.

3.5 Ratable Purchases. Buyer shall purchase each Product on a Ratable Basis during each Supply Period. Seller may restrict or deny supply of a Product on any given Day under any Supply Commitment when Buyer is not purchasing such Product on a Ratable Basis; provided however, that Seller will use commercially reasonable efforts to accommodate a request by Buyer to purchase on a non-Ratable Basis and any such restriction imposed by Seller on any given Day will not reduce the Terminal Volume for that Product for the applicable Supply Commitment.

3.6 Margin Shortfall Payments; Margin Excess Payments; Pricing Adjustments.

(a) In any Month where the Average Margin of Non-Delivered Rack Sales (stated as $ per gallon) is less than *** (a “Shortfall Month”), Seller will pay Buyer an amount equal to the product of (i) the Average Margin Shortfall for such Shortfall Month and (ii) the amount (in gallons) of the Buyer’s Non-Delivered Rack Sales during such Shortfall Month (but in no event shall such amount be greater than 30 million gallons in any given Shortfall Month) (each a “Margin Shortfall Payment”). Such amount shall be due within fifteen (15) Days after the last Day of such Shortfall Month.

(b) Any Margin Shortfall Payments paid by Seller under this Agreement shall be added to a virtual tracking account (the “Tracking Account”) and will remain “available” for repayment (i.e., included in the balance of the Tracking Account) in the form of Margin Excess Payments (as defined below) for a period of twelve (12) Months from the end of the Shortfall

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

Month for which such payments relate. The amount of any Margin Shortfall Payments included in the Tracking Account will be reduced by the sum of (i) the amount of any Margin Excess Payments where such Margin Excess Payments are applied to reduce the balance of the oldest Margin Shortfall Payment made within the previous twelve (12) Months and (ii) the amount of any Margin Shortfall Payments that are no longer “available” for repayment because they were not “repaid” within twelve (12) Months from the end of the Shortfall Month for which they were made. An illustration of the Tracking Account calculation is set forth on Exhibit E. The funds in the Tracking Account will be available to be “repaid” by Buyer in the form of Margin Excess Payments to the Seller in any subsequent Overage Month (as defined below).

(c) In any Month where the Average Margin of Non-Delivered Rack Sales (stated as $ per gallon) is greater than *** (an “Overage Month”), Buyer will apply as a credit for purchases in such Month an amount equal to the product of (i) the Average Margin Excess for such Overage Month and (ii) the amount (in gallons) of Buyer’s Non-Delivered Rack Sales during such Overage Month (but in no event shall such amount be greater than 30 million gallons) (each a “Margin Excess Payment”); provided that, such credit will only be due if and to the extent that the Tracking Account has a positive balance.

(d) Within ten (10) Days after the end of each Month, Buyer will deliver to Seller a statement showing the Average Margin of Non-Delivered Rack Sales (together with calculations and supporting data) for such Month just ended and stating the amount of any Margin Shortfall Payment or Margin Excess Payment due for such Month.

(e) For purposes of the foregoing:

(i) “Aggregate Margin of Non-Delivered Rack Sales” means, for any Month, an amount equal to the difference between (A) the aggregate net sales proceeds received by Buyer for Non-Delivered Rack Sales during such Month and (B) the aggregate price paid by Buyer hereunder for the Products sold as Non-Delivered Rack Sales during such Month.

(ii) “Average Margin of Non-Delivered Rack Sales” means, for any Month, an amount (stated as $ per gallon) equal to (A) the Aggregate Margin of Non-Delivered Rack Sales for such Month divided by (B) the aggregate number of gallons of Products sold as Non-Delivered Rack Sales during such Month.

(iii) “Average Margin Excess” means, for any Overage Month, an amount equal to the excess of (A) the Average Margin of Non-Delivered Rack Sales for such Overage Month over (B) *** (stated as $ per gallon). The Average Margin Excess cannot be less than zero.

(iv) “Average Margin Shortfall” means, for any Shortfall Month, an amount (stated as $ per gallon) equal to the amount by which (A) the Average Margin of Non-Delivered Rack Sales for such Shortfall Month is less than (B) ***. The Average Margin Shortfall cannot be less than zero.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

3.7 Restricted Activities.

(a) Generally. During the term of this Agreement, Western Refining, Inc., a Delaware corporation (“WNR”), agrees that it will not, and shall cause each WNR Group Member (as defined below) not to, directly or indirectly, either acting on its own behalf or through or in connection with any Person (as defined below), acquire, own, manage, engage in, operate, control or participate in the acquisition, ownership, management, operation or control of, any Person or business engaged in the Restricted Business (as defined below). For the avoidance of doubt, the foregoing restrictions shall not apply to any Northern Tier Group Member or any Person Controlled by the Northern Tier Group.

(b) Exceptions. Notwithstanding the foregoing, the WNR Group Members shall be permitted to (i) own an aggregate of less than 2% of the outstanding Interests (as defined below) of an entity primarily engaged in the Restricted Business, if such Interests are listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 3.7; provided, that no WNR Group Member Controls such entity; (ii) acquire assets, a portion of which are Competing Assets (as defined below), if the value of such Competing Assets (measured as of the date of such acquisition) is (A) no more than *** of the total value of all assets acquired in such acquisition and (B) no more than *** of the total value of the Partnership Group (as defined below) assets engaged in the Restricted Business (measured as of the date of such acquisition), and such WNR Group Members may thereafter continue to use such assets in the Restricted Business; (iii) acquire, or make investments in, entities that are engaged in the Restricted Business (each of such entities, a “Competitor”) if the value of such Competitor’s Competing Assets is (A) no more than *** of the total value of all assets of such Competitor and (B) no more than *** of the total value of the Partnership Group assets engaged in the Restricted Business (measured as of the date of such acquisition), and such Competitor may thereafter continue to engage in the Restricted Business; (iv) subject to compliance with Section 3.7(c) below, acquire assets or acquire, or make investments in, entities that are not otherwise permitted by clause (ii) or (iii) that result in the WNR Group Members or such entities, as the case may be, conducting or engaging in the Restricted Business, and the WNR Group Members or such entities, as the case may be, may thereafter continue to conduct or engage in such Restricted Business; (v) continue to market and distribute wholesale petroleum products to customers being served by WNR Group Members (other than Buyer) as of the date of this Agreement solely in the regions in which such customers are being served by such WNR Group Members (other than Buyer) as of the date of this Agreement; and (vi) market and distribute wholesale petroleum products to WNR Group Members to the extent provided in Section 4(c) of that certain Fuel Distribution and Supply Agreement, dated the date hereof, between Buyer and WRSW.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(c) Right of First Offer. Notwithstanding anything to the contrary in this Section 3.7, if a WNR Group Member acquires a Offered Business (as defined below), the following provisions shall apply:

(i) Within *** months of consummating such acquisition, WNR will provide the Partnership written notice (“Offer Notice”) of the Partnership’s right to acquire, on an exclusive basis, the Offered Business for the fair market value of the Offered Business. In connection with the Offer Notice, WNR shall provide its indicative view of the fair market value of the Offered Business and such other information concerning the Offered Business as reasonably requested by the Partnership to permit an informed investment decision.

(ii) Within 45 days of the Partnership’s receipt of the Offer Notice, the Partnership shall provide a non-binding indication of interest written notice (an “Indication of Interest”) to WNR indicating whether or not it desires to acquire the Offered Business. All Indications of Interest will be non-binding on the Partnership.

(iii) If WNR and the Partnership cannot agree on the fair market value of the Offered Business, WNR and the Partnership will jointly appoint an independent investment banking firm of national reputation to determine such value. The appraiser will have 30 days to determine the fair market value, which value will be binding on WNR and the Partnership.

(iv) Following determination of the fair market value for the Offered Business, WNR and the Partnership will have 120 days (the “Negotiation Period”) to enter into definitive agreements with respect to the Partnership’s purchase of the Offered Business. During the Negotiation Period, the parties will use reasonable best efforts and negotiate in good faith regarding entry into such definitive agreements. Such definitive agreements shall contain customary terms and conditions for a comparable arm’s length transaction; provided, that (A) WNR shall enter into any definitive agreements proposed by the Partnership that contain terms (other than financial terms) that are as favorable to WNR as the terms granted by WNR to the seller of the Offered Business to WNR and (B) WNR shall not propose any terms that are less favorable to the Partnership than the those terms obtained by WNR from the seller of the Offered Business to WNR.

(v) If the Partnership does not submit an Indication of Interest or the Partnership and WNR do not enter into definitive agreements prior to the end of the Negotiation Period, WNR shall have no further obligation to the Partnership in respect of the Offered Business.

(d) Change of Control. Notwithstanding anything to the contrary in this Section 3.7, the restrictions set forth in this Section 3.7 shall terminate in connection with a Change of Control.

(e) Definitions. As used in this Section 3.7:

(i) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(ii) “Change of Control” means, and shall be deemed to have occurred upon, one or more of the following events: (A) any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (as determined immediately prior to such event), who is not Affiliated with WNR immediately prior to such event, shall become the beneficial owner, by way of merger, acquisition, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in WNR or (B) the sale or other disposition by WNR of all or substantially all of WNR’s assets, in one or more transactions, to any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (as determined immediately prior to such event), who is not Affiliated with WNR immediately prior to such event.

(iii) “Competing Assets” means assets that relate to the Restricted Business.

(iv) “Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

(v) “Interest” means (A) capital stock, common units, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (B) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (C) any right (contingent or otherwise) to acquire any of the foregoing.

(vi) “Northern Tier Group” means, collectively, NT InterHoldCo LLC, a Delaware limited liability company, and its Subsidiaries.

(vii) “Northern Tier Group Member” means any member of the Northern Tier Group.

(viii) “Offered Business” means (A) in the case of an asset acquisition, the Competing Assets so acquired, and (B) in the case of an acquisition of, or investment in, a Competitor, the Competing Assets of such Competitor.

(ix) “Partnership Group” means, collectively, Western Refining Logistics, LP, a Delaware limited partnership (the “Partnership”), and its Subsidiaries and any Person Controlled by the Partnership Group.

(x) “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(xi) “Restricted Business” means the marketing and distribution of wholesale petroleum products, crude trucking and the marketing, distribution and warehousing of wholesale lubricants, in each case, anywhere in Arizona, California, Colorado, Nevada, New Mexico or Texas.

(xii) “Subsidiary” means, with respect to any Person, (A) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (B) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (C) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (1) at least a majority ownership interest or (2) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

(xiii) “WNR Group” means WNR and its Subsidiaries and Affiliates, excluding any member of the Partnership Group.

(xiv) “WNR Group Member” means any member of the WNR Group.

ARTICLE IV

SUPPLY COMPLIANCE

4.1 Alternative Terminals In the Event of an Outage. Except as provided in Section 4.4 or Section 4.5, in the event of an Outage at a Terminal, Seller must satisfy the applicable Supply Commitment by allowing Buyer to lift volumes from the other Terminals. In such event, the diverted volumes will be deemed to have been lifted at the Terminal as specified in the affected Supply Commitment for all purposes under this Agreement, except that all such diverted volumes will be sold to Buyer at the Product Prices as set forth on Exhibit C, less the sum of (i) any incremental freight differential charges that Buyer incurs and (ii) any demurrage or other costs associated with the alternative Terminal.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

4.2 Seller’s Failure to Deliver Products. Except as provided in Sections 4.4 or 4.5, if at any time, Seller fails to make available the Terminal Volume of a Product at the relevant Terminal and fails to direct Buyer to lift volumes from a designated alternative Terminal and Buyer is thereby forced to select its own means of alternative supply, then in such event:

(a) Buyer may purchase such volumes from third parties; and

(b) Seller shall pay Buyer (i) an amount equal to the difference between the applicable Product Price and the price actually paid by Buyer for the alternative supply Product volumes (if higher than the applicable Product Price), including any demurrage or other costs associated with the Buyer selected alternative supply point and (ii) an amount equal to the amount of the freight differential (if higher) for the volume actually lifted from the Buyer selected alternative supply point, within ten (10) Days of Seller’s receipt of Buyer’s demand for such amounts; and

(c) Once all amounts required to be paid by Seller pursuant to subsection (b) above are paid, the alternative supply Product volumes will be deemed to have been lifted at the Terminal at which such Terminal Volumes were to have been “made available” as specified in the affected Supply Commitment for purposes of this Agreement.

4.3 Buyer’s Failure to Meet a Supply Commitment. If within a Supply Period Seller makes available the Supply Commitment at the Terminals but Buyer fails to purchase the Supply Commitment from Seller, then Seller may sell to other customers the amount of the shortfall of the Supply Commitment, as calculated as the difference between the volumes actually purchased by Buyer and the Supply Commitment for such Supply Period; and Buyer shall pay to Seller an amount equal to the difference between the applicable Product Price and the net sales proceeds Seller receives from such other customers for such Supply Commitment shortfall (if lower than the applicable Product Price).

4.4 Force Majeure.

(a) As soon as possible upon the occurrence of a Force Majeure (as defined below), the Party affected by such Force Majeure shall provide the other Party with written notice of the occurrence of such Force Majeure (a “Force Majeure Occurrence Notice”). The Party affected by such Force Majeure shall identify in such Force Majeure Occurrence Notice the approximate length of time that such Party reasonably believes in good faith such Force Majeure shall continue.

(b) The obligations under this Agreement of the Party affected by such Force Majeure shall be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure. The Party affected by such Force Majeure shall use commercially reasonable efforts to overcome such Force Majeure but shall not be obligated under this Agreement to settle any strike or labor dispute.

(c) As soon as possible upon the cessation of a Force Majeure, the Party affected by such Force Majeure shall provide the other Party with written notice of the cessation of such Force Majeure (a “Force Majeure Cessation Notice”). The Party affected by such Force Majeure shall identify in such Force Majeure Cessation Notice the date on which such Force Majeure ceased to exist.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(d) Nothing in this Section 4.4 shall excuse any Party from complying with its obligations under this Agreement arising prior to the occurrence of such Force Majeure, including any obligation to make payments when due under this Agreement.

(e) Notwithstanding anything contained herein to the contrary, (i) if the Party affected by an event of Force Majeure (the “Affected Party”) is unable to resume the performance of its obligations under this Agreement within two (2) years after the event of Force Majeure despite using its commercially reasonable efforts to overcome such event in accordance with this Section 4.4, then the Affected Party may, upon written notice to the other Party, terminate this Agreement; or (ii) if the Affected Party is unable to resume performance of its obligations under this Agreement within six (6) months after the event of Force Majeure, then the other Party may upon written notice to the Affected Party, terminate this Agreement; provided that, in either case any payment obligations accruing up to and through the date of such termination shall remain outstanding and shall continue to be due and payable following the termination of this Agreement.

(f) “Force Majeure” means circumstances not reasonably within the control of the Parties and which, by the exercise of reasonable efforts (including the Seller’s use of reasonable efforts, to supply to Buyer the Stipulated Product Commitment through alternative means (including procuring Products from third parties and/or sourcing the Product from an unaffected refinery owned by WRSW or WRC)), the Parties are unable to prevent or overcome that prevent (i) Seller from delivering Products to Buyer at the Terminals or (ii) Buyer buying Products from Seller at the Terminals, including: acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or Governmental Authorities, governmental request or requisition for national defense, explosions, terrorist acts, breakage, accident to machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment, delays of other carriers, local or national disruptions to transportation networks or operations, fuel shortages and similar events. Force Majeure specifically excludes any Outages.

4.5 Equitable Allocation. If due to any Force Majeure there is a limitation, generally, on the type or quantities of Products Seller is required to supply to Buyer at the Terminals under this Agreement, then Seller may implement a plan, formula or method to equitably allocate its available supply of Products among Buyer and Seller’s other unaffiliated customers; provided that any such plan, formula or method shall give priority to purchasers of Products under firm delivery contracts having a term of supply greater than one (1) year at the time such limitation is imposed. Such allocation shall not be deemed a breach of this Agreement, and during a period of supply limitation pursuant to this Section 4.5, Buyer may seek alternative sources of supply of the affected Product(s), but only for the volume of affected Products that Seller, in good faith, estimates it cannot supply.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

ARTICLE V

RECORDS; AUDIT RIGHTS

5.1 Records.

(a) Buyer and Seller shall maintain complete and accurate records in connection with this Agreement and all transactions related hereto for at least twenty-four (24) months from the date of expiration or termination of this Agreement, whichever is sooner.

(b) Without limiting the foregoing, Buyer will retain, for a period of at least two (2) years after the close of the Supply Period to which they relate, the following records: (i) all Forecasts delivered under Section 2.3; and (ii) all Product supply agreements with suppliers other than Seller that form the basis of a claim under Article IV.

(c) Without limiting the foregoing, Seller will retain, for a period of at least two (2) years after the close of the Supply Period to which they relate, the following records: (i) all forecasts received by it under Section 2.3; and (ii) all sales agreements with third parties sufficient to substantiate claims under Article IV.

5.2 Audit Rights. Each Party and its duly authorized representatives shall have access to accounting records and other documents maintained by the other Party which relate to Products sold hereunder and shall have the right to audit such records at any reasonable time and upon reasonable advance notice during the term of this Agreement and during the two (2) year period following the expiration or termination of this Agreement.

ARTICLE VI

DEFAULT AND TERMINATION

6.1 Default by Seller. If during any three consecutive Supply Periods, Seller fails to make available the Terminal Volume of a Product as set forth within a Supply Commitment either at the Terminal or by way of the alternative sourcing mechanism provided in Section 4.1, and such failure is not excused under Section 4.4, then Seller shall be deemed to be in default of this Agreement and Buyer shall have the option, at its sole discretion and in addition to its rights at law or in equity, to terminate this Agreement by providing thirty (30) Days written notice to Seller. No such termination by Buyer shall constitute or be construed as a waiver or any right or remedy of Buyer for breach of contract resulting from the facts and circumstances forming the basis of such termination.

6.2 Buyer Payment Default. If Buyer fails to pay any amounts due to Seller under this Agreement that are not disputed by Buyer in good faith, and the failure continues for a period of fifteen (15) Days after Buyer’s receipt of a written notice of such failure, then in addition to Seller’s rights at law or in equity, Seller may suspend deliveries hereunder until such failure has been cured, and/or terminate this Agreement in its entirety.

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6.3 Other Defaults. If either Party fails to fully perform any material obligation under this Agreement (other than obligations that are the subject of Sections 6.1 and 6.2) and such failure continues for a period of (a) thirty (30) Days after delivery to the defaulting Party of written notice of such non-performance, if the defaulting party is not undertaking commercially reasonable efforts to cure such failure to perform or (b) ninety (90) Days after delivery to the defaulting Party of written notice of such non-performance, if the defaulting party is undertaking commercially reasonable efforts to cure such failure to perform, then the non-defaulting Party shall have the right to specifically enforce the terms of this Agreement and seek damages for any breach, terminate this Agreement in its entirety and otherwise pursue the remedies available to the non-defaulting Party at law or in equity.

ARTICLE VII

OTHER PROVISIONS

7.1 Confidentiality.

(a) Each Party agrees that it will keep any and all Confidential Information of the other Party strictly confidential and that it will take such steps to protect such Confidential Information as it normally takes to preserve and safeguard its own Confidential Information. Each Party agrees that, without the prior written consent of the other Party, it will not: (i) disclose Confidential Information of the other Party in any manner whatsoever, in whole or in part; (ii) use any Confidential Information of the other Party other than in connection with the transaction(s) that is the subject of this Agreement; or (iii) transmit the Confidential Information of the other Party to any of its officers, directors, employees, affiliates, agents or representatives who (1) are not aware of the confidential nature of such information, or (2) do not need to know the Confidential Information for the sole purpose of assisting with the transaction(s) (collectively, its “Representatives”). Each Party shall be responsible for the breach of this Section 7.1 by any of its Representatives.

(b) For purposes of this Agreement, “Confidential Information” shall mean all information, documents, data or materials that is now or in the future provided (including any information provided by Buyer pursuant to Section 3.6(c) or Section 5 hereof or relating to any customer contracts), acquired or received directly or indirectly by a Party or its agents, employees or contractors either in writing, orally or by observation, relating to the business or operations of other Party or its affiliates, including but not limited to the pricing of product, design, planning, operation or maintenance of the other Party’s equipment, products and business; formulas or process parameters relating to the other Party’s products or proposed products; plans for expansion; information relating to research, development, invention, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling not generally known in the industry in which the other Party is engaged; any other data, samples, material and/or information specifically identified by the other Party as “Confidential”; and any and all other data, information, findings, documents or other materials arising from or relating to the other Party or the transaction(s) or any work or services performed by it for the other Party, regardless of whether such Confidential Information is generated solely by or as a result of any

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of its activities; except that Confidential Information shall not include any information that (i) was, at the time of disclosure to the receiving Party, in the public domain; (ii) after disclosure to the receiving Party, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) was in the possession of the receiving Party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation; (iv) was received after disclosure to the receiving Party from a third party (other than the disclosing Party’s Affiliates or subcontractors) that was not bound by any duty of confidentiality; or (v) was independently developed by the receiving Party without the use of the Confidential Information of the disclosing Party.

7.2 Notices.

(a) Notices, correspondence, invoices, as applicable, and all other communications related to this Agreement shall be addressed as follows:

to Seller at:

WRSW:

1250 W. Washington Street, Suite 101
Tempe, Arizona 85281
Attn: General Counsel

With a copy to:

1250 W. Washington Street, Suite 101
Tempe, Arizona 85281
Attn: President of Refining & Marketing

WRC:

1250 W. Washington Street, Suite 101
Tempe, Arizona 85281
Attn: General Counsel

With a copy to:

1250 W. Washington Street, Suite 101
Tempe, Arizona 85281
Attn: President of Refining & Marketing

and to Buyer at:

1250 W. Washington Street, Suite 101
Tempe, Arizona 85281
Attn: President of Wholesale

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(b) All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) by e-mail on the next Business Day after delivery, if receipt is confirmed, (iii) if mailed via the US Postal Service, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; or (iv) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid.

(c) Each Party shall have the right, from time to time, to designate a different address by written notice given in conformity with this Section 7.2.

(d) For the avoidance of doubt, any notice, correspondence, invoice or other communication under this Agreement that is required to be provided to Seller shall be provided to both WRSW and WRC hereunder but shall be deemed given upon delivery in accordance with this Section 7.2 to either WRSW or WRC.

7.3 Entire Agreement. This Agreement and the attached Exhibits constitutes the entire agreement between the Parties and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements, and understandings, whether oral, written, expressed, or implied, with respect to the subject matter hereof.

7.4 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice-versa, (b) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) references to Exhibits or Schedules refer to the Exhibits or Schedules attached to this Agreement, each of which is made a part hereof for all purposes; (e) the term “include”, “includes”, “including” or words of like report shall be deemed to be followed by the words “without limitation”; (f) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (g) references to money refer to legal currency of the United States of America; and (h) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

7.5 Dispute Resolution; Governing Law; Jurisdiction.

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(a) This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

(b) THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN HARRIS COUNTY, TEXAS, OVER ANY DISPUTE BETWEEN OR AMONG THE PARTIES ARISING OUT OF THIS AGREEMENT, OTHER THAN A DISPUTE SUBJECT TO SECTION 7.5(d), AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS IN RESPECT OF SUCH DISPUTE SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH DISPUTE ARISING OUT OF THIS AGREEMENT BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY DISPUTE OR OTHER PROCEEDING RELATED THERETO BROUGHT IN CONNECTION WITH THIS AGREEMENT.

(d) Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, between the Parties, arising out of, connected with, or relating in any way to this Agreement or the obligations of the Parties hereunder, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), shall be resolved solely and exclusively in accordance with the procedures specified in this Section 7.5. The Parties shall attempt in good faith to resolve any Dispute by mutual discussions within thirty (30) days after the date that one Party gives written notice to the other Parties of such a Dispute in accordance with Section 7.2. If the Dispute is not resolved within such thirty (30) day period, or such longer period that may subsequently be agreed to in writing by the parties to the Dispute, the Dispute shall be finally settled by arbitration administered by JAMS, Inc. (“JAMS”) under its Comprehensive Arbitration Rules & Procedures, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held in Houston, Texas, and presided over by three arbitrators. If the Dispute is not settled within the above operative time period, the Party providing the aforesaid notice or the Parties receiving such notice may initiate the arbitration with JAMS. The Party who initiates the arbitration with JAMS shall also provide notice to JAMS and the opposing Party at the time of the initiation of the arbitration of the name of the Party selected arbitrator. The opposing Party shall file their answering statement with JAMS within forty-five (45) days of their receipt of the notice of filing from JAMS. The

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name of their party appointed arbitrator shall be included in such answering statement. The two Party-appointed arbitrators shall select a third arbitrator, who shall serve as the chairperson. The arbitration award shall identify whether there is a prevailing party in the arbitration and include an award in favor of such prevailing party and against each losing party, jointly and severally, for costs and expenses, including the actual litigation fees and costs (including reasonable attorney fees) the prevailing party incurred, excluding any contingent or deferred fees and costs. This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any Party.

7.6 Cooperation. Each Party will cooperate fully with the other and provide such further information as may be reasonably necessary to fulfill the objectives in this Agreement.

7.7 Gifts. No director, employee or agent of Buyer or of any subcontractor or vendor of Buyer shall give or receive any commission, fee, rebate, or gift or entertainment of significant cost or value in connection with this Agreement, or enter into any business arrangement with any director, employee or agent of Seller or its parent or affiliated entities other than as a representative of Buyer, without Seller’s prior written agreement. Buyer shall promptly notify Seller of any violation of this Section 7.8.

7.8 Amendments. No amendment or modification of the terms of this Agreement shall be binding unless in writing and signed by the Parties.

7.9 Waiver. No waiver of any right, power, or privilege hereunder shall be binding upon any Party unless in writing and signed by or on behalf of the Party against which the waiver is asserted.

7.10 Assignment.

(a) WRSW shall not assign any of its rights or obligations under this Agreement without the prior written consent of Buyer and WRC, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however; that WRSW may assign this Agreement without such consent to an affiliate or in connection with a sale by WRSW of the Gallup Refinery so long as the transferee: (i) agrees to assume all of WRSW’s obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Buyer in its reasonable judgment.

(b) WRC shall not assign any of its rights or obligations under this Agreement without the prior written consent of Buyer and WRSW, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however; that WRC may assign this Agreement without such consent to an affiliate or in connection with a sale by WRC of the El Paso Refinery so long as the transferee: (i) agrees to assume all of WRC’s obligations under this Agreement and (ii) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Buyer in its reasonable judgment.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

(c) Buyer shall not assign any of its rights or obligations under this Agreement without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however; that (i) Buyer may assign this Agreement without Seller’s consent to an affiliate or in connection with a sale by Buyer of Buyer’s wholesale motor fuel distribution business so long as the transferee: (A) agrees to assume all of Buyer’s obligations under this Agreement, and (B) is financially and operationally capable of fulfilling the terms of this Agreement, which determination shall be made by Seller’s in its reasonable judgment; and (ii) Buyer shall be permitted to make a collateral assignment of this Agreement to obtain financing.

(d) Any assignment that is not undertaken in accordance with the provisions set forth above shall be null and void ab initio. A Party making any assignment shall promptly notify the other Party of such assignment, regardless of whether consent is required.

(e) This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

7.11 Indemnity. NEITHER PARTY SHALL BE LIABLE FOR ANY ACTIONS OR OMISSIONS TO ACT OF THE OTHER PARTY, OR OF ANY OF ITS EMPLOYEES, AGENTS OR REPRESENTATIVES. SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 7 OF THE PRODUCT SALES TERMS, EACH PARTY (THE “INDEMNIFYING PARTY”) AGREES THAT IT SHALL, TO THE EXTENT PERMITTED BY LAW, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OTHER PARTY, ITS MEMBERS, DIRECTORS, OFFICERS, MANAGERS, AGENTS AND EMPLOYEES, FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, DAMAGES, LOSSES, LIABILITIES, CAUSES OF ACTION, JUDGMENTS, ASSESSMENTS, PENALTIES, COSTS, AND EXPENSES OF ANY KIND OR NATURE, INCLUDING REASONABLE ATTORNEYS FEES, EXPENSES OF LITIGATION AND COURT COSTS, WITHOUT REGARD TO THE AMOUNT (COLLECTIVELY “LOSSES”) TO THE EXTENT SUCH LOSSES ARE, DIRECTLY OR INDIRECTLY CAUSED BY, CONNECTED WITH, OR ARISE OUT OF THE INDEMNIFYING PARTY’S FAILURE TO COMPLY, OR ANY PRODUCTS DELIVERED BY THE INDEMNIFYING PARTY’S FAILURE TO COMPLY WITH ALL APPLICABLE FEDERAL, STATE AND LOCAL LAWS, ORDINANCES, ORDERS, RULES AND REGULATIONS OR FROM ANY INTENTIONAL OR UNINTENTIONAL ACTION OR OMISSION TO ACT OF THE INDEMNIFYING PARTY, OR ITS MEMBERS, DIRECTORS, OFFICERS, MANGERS, AGENTS AND EMPLOYEES. IN THE EVENT THAT ANY SUCH INCIDENT THAT LEADS TO ANY CLAIM FOR INDEMNIFICATION IS THE RESULT OF INTENTIONAL OR UNINTENTIONAL CONDUCT OF BOTH PARTIES, EACH PARTY AGREES THAT IT SHALL BE LIABLE TO REIMBURSE AND INDEMNIFY THE OTHER PARTY TO THE EXTENT THAT LIABILITY AND RESPONSIBILITY WOULD BE APPORTIONED TO SUCH PARTY IN ACCORDANCE WITH THE LAWS OF COMPARATIVE NEGLIGENCE. TO RECEIVE THE FOREGOING INDEMNITY, THE PARTY SEEKING INDEMNIFICATION MUST NOTIFY THE

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INDEMNIFYING PARTY IN WRITING OF A CLAIM PROMPTLY AND PROVIDE ALL COOPERATION REASONABLY REQUESTED BY THE INDEMNIFYING PARTY (AT THE EXPENSE OF THE INDEMNIFYING PARTY). For the avoidance of doubt, WRC and WRSW shall be jointly and severally liable for all obligations of Buyer hereunder and treated as a single party for purposes of this Section 7.11.

7.12 Severability. Any term or provision of this Agreement that is held to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

7.13 No Third Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

7.14 Counterparts. This Agreement may be executed in one or more counterparts, any or all of which shall constitute one and the same instrument. Either Party, at its option, may supply any document required by or referenced in this Agreement in either paper or electronic form (including, but not limited to, an electronically imaged, faxed, photocopied, or online posted version), and any such version shall be sufficient for all purposes under this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

WESTERN REFINING SOUTHWEST, INC.

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	President – Refining and Marketing

WESTERN REFINING COMPANY, L.P.

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	President – Refining and Marketing

WESTERN REFINING WHOLESALE, LLC

By:	/s/ Matthew L. Yoder
Name:	Matthew L. Yoder
Title:	Senior Vice President – Operations

Solely for purposes of the undertakings set forth in Section 3.7:

WESTERN REFINING, INC.

By:	/s/ Mark J. Smith
Name:	Mark J. Smith
Title:	President – Refining and Marketing

[Signature Page to Product Supply Agreement]

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EXHIBIT A

DEFINITIONS

Capitalized terms used throughout the Agreement and not otherwise specifically defined elsewhere shall have the meanings set forth in this Exhibit A.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Barrel”, “barrel”, or “BBL” means a volume equal to 42 U.S. gallons at 60 degrees Fahrenheit under one atmosphere of pressure. “bpd” means Barrels per day.

“Business Day” means a Day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Committed Volumes” shall have the meaning prescribed to such term in the FDSA.

“Daily Terminal Volume” means, for each Product at a Terminal, the Terminal Volume at such Terminal for such Product divided by the number of Days in the Supply Period associated with such Terminal Volume.

“Day” means a calendar day.

“EFT” means electronic funds transfer.

“FDSA” means that certain Fuel Distribution and Supply Agreement dated as of October 15, 2014, between Buyer and WRSW, as amended or otherwise modified from time to time.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Month” means a calendar month.

“Non-Delivered Rack Sales” means sales by Buyer to third parties of Products at the Terminals on a non-delivered basis.

“OPIS” means the Oil Price Information Service.

Exhibit A

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“Outage” means, with respect to any Product at a Terminal, the planned or unplanned (due to a Force Majeure Event or otherwise) failure or inability of Seller to deliver the Product at the relevant Terminal to or for the account of Buyer.

“Products” means, in each of its grades, gasoline, gasohol, diesel, biodiesel and other products (including branded and unbranded products). “Product” means one of the Products.

“Product Price” means, for each Product, the price indicated, or calculated using the formula set forth, as applicable, on the attached Exhibit C, such Product Price to apply to all transactions made pursuant to a Supply Commitment under this Agreement.

“Product Sales Terms” means the terms set forth on the attached Exhibit D.

“Product Specifications” means the commodity specifications for the Products that are required to be met by Applicable Law and customary industry standards.

“Ratable Basis” means the purchase by Buyer of a volume of Product that is less than 200% of the Daily Terminal Volume for such Product at the relevant Terminal.

“RFG” means Reformulated Gasoline, as defined by the Environmental Protection Agency.

“RFS-2 RIN” means a Renewable Fuel Standard-2 Renewable Identification Number issued by the Environmental Protection Agency.

“RVP” means Reid Vapor Pressure, as defined by the Environmental Protection Agency.

“Stipulated Product Commitment” means not less than 90% or more than 110% of 79,000 bpd (as such amount may be increased pursuant to Section 2.1) of Products multiplied by the number of Days in a given Supply Period.

“Supply Period” means any period from the first Day of a Month through the last Day of such Month, inclusive.

“Terminals” means the light products truck loading terminals listed in Exhibit B. “Terminal” means one of the Terminals.

“Terminal Volume” means, for each Terminal, the estimated portion of the Stipulated Product Commitment to be delivered to such Terminal during a Supply Period as set forth in the Forecast for such Supply Period.

“U.S.” means the United States of America.

Exhibit A

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EXHIBIT B

TERMINALS

Tucson (KM) Terminal located at 3735 S Dodge Blvd, Tucson AZ 85713

Tucson (HEP) Terminal located at 3605 S Dodge Blvd, Tucson AZ 85713

Phoenix (KM) Terminal located at 5325 W Van Buren St, Phoenix AZ 85043

Phoenix (CalJet) Terminal located at 125 N 53rd Ave, Phoenix AZ 85043

Albuquerque Terminal located at 3209 Broadway SE, Albuquerque NM 87105

Gallup Terminal located at I-40 Exit 39, Jamestown NM 87347 (PO Box 929, Jamestown, NM)

Bloomfield Terminal located at 50 County Rd 4990, Bloomfield NM 87413

El Paso Terminal located at 6500 Trowbridge Dr, El Paso TX 79905

Las Vegas (KM) Terminal located at 5049 N. Sloan Lane, Las Vegas NV 89115

Las Vegas (HEP) Terminal located at 6226 W Sahara Ave, Las Vegas NV 89146

Imperial (KM) Terminal located at 345 W Aten Rd, Imperial CA 92251

Road Forks (DIG) Terminal located at 3155 Highway 80, Road Forks NM 88045

Exhibit B

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

EXHIBIT C

PRODUCT PRICING

*** [three pages omitted]

Exhibit C

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

EXHIBIT D

PRODUCT SALES TERMS

Capitalized terms used but not defined in this Exhibit D have the meanings given to them in the Agreement.

1. Invoicing/Payment.

(a) In connection with each sale of a Product to Buyer, Seller will issue a provisional invoice calculated using the applicable Price for the Product. Buyer’s payment terms shall be ***, and payment shall be by EFT. Notwithstanding the foregoing, if, at any time during the Term of this Agreement, the amount of Buyer’s accounts receivable less its accounts payable (each calculated in accordance with generally accepted accounting principles consistently applied) (“Buyer’s Net Working Capital”) is more than $*** million (such excess, the “NWC Excess”), Buyer may provide written notice to Seller of such NWC Excess, together with documentation supporting such NWC Excess. Buyer agrees to use commercially reasonable efforts to reduce such NWC Excess, and Seller agrees to revise the payment terms set forth in this Section 1(a) as may be reasonably necessary to mitigate the amount of any NWC Excess.

(b) A final invoice for all Products sold by Seller to Buyer in a Supply Period, calculated using the applicable Product Prices under the formulas set forth on Exhibit B to the Agreement, will be issued by Seller on or before the 15th Day of the following Supply Period.

(c) Buyer shall pay Seller for delivered Product(s) in U.S. dollars without any adjustments, discounts, or setoffs, on or before the due date. All past due payments hereunder shall bear interest from the date due until the date paid at the rate of one and one-half percent (1  1/2%) per Month or at the maximum rate authorized by law, whichever is less. Buyer shall pay all Seller’s costs (including court costs and reasonable attorney’s fees) of collecting past due payments. Accounts that are past due will be ineligible for applicable allowance, deductions, or discounts, if any.

(d) Refunds due from Seller to Buyer under a final invoice on Buyer’s purchases of a Product in a Supply Period will be credited to Seller’s invoices for Buyer’s purchases of the Product in the following Supply Period, commencing with Buyer’s first purchase of the Product in the following Supply Period and continuing until the refund is credited in full.

2. Taxes. When applicable laws, ordinances, regulations and other governmental directives (hereinafter referred to as the “laws”) permit, Buyer shall assume and be responsible to the proper governmental units for any and all federal, state, and local taxes, excise, charges and inspection and other fees (hereinafter referred to as “taxes”) now or hereafter imposed by any Governmental Authority or authority that may be applicable to the sale, delivery or

Exhibit D

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

transportation of the Products sold hereunder. In those cases in which the laws impose upon Seller the obligation to collect or pay such taxes, Seller shall pay the amounts for which Seller shall be liable, however Buyer shall reimburse to Seller the amount of any such taxes paid by Seller, as any such payment is not included in the prices for Products otherwise herein provided for, and shall be in addition thereto. If any such payment from Buyer to Seller is prohibited by existing or future act or request of a Governmental Authority or person purporting to act with governmental authority, Seller shall have the right to terminate this Agreement upon 30 Days’ notice to Buyer. If Buyer is entitled to purchase Products free of any such tax, or at a reduced rate of tax, Buyer shall furnish to Seller proper exemption certificates, or other required documentation, to cover such purchase or purchases.

3. Delivery. All sales shall be free on board the relevant Terminal. Title and risk of loss shall pass to Buyer at the relevant Terminal as Product passes the transport truck or railcar inlet flange, barge permanent hose connection, or pipeline upstream flange, as applicable. Prior to such point, Seller shall have full title and risk of loss to such Product.

4. Quantity and Inspection. Unless otherwise agreed, quantities delivered to Buyer shall be determined into or from pipelines according to terminal tank gauges or calibrated meters. Either Party may require that Product quantity and quality be determined by a jointly-selected, licensed petroleum inspector, whose findings shall be conclusive. Customary inspection costs shall be shared equally, but additional services shall be paid for by the Party requesting them. Objections to measurement, including claims for shortage, for quantities delivered from Seller’s facility must be made to Seller within ten (10) Days from the date of delivery. All volumes of delivered Product(s) shall be corrected for temperature to 60 degrees Fahrenheit. This correction shall be made for any petroleum Products delivered hereunder in accordance with ASTM D-1250, Table 6B in its latest revision. The term “gallon” means a U.S. gallon of 231 cubic inches. All measurements and/or tests shall be made in accordance with the latest standards or guidelines published by the American Petroleum Institute or ASTM International (“ASTM”).

5. Compliance With Laws. Seller shall comply with all laws, regulations, and standards applicable to the manufacture, storage, sale, and transportation of motor fuel applicable at the relevant Terminal. Buyer shall include provisions in its agreements requiring its customers to comply with all laws, regulations and standards applicable to the transportation, storage, use, and disposition of Products, and Buyer shall not deliver, or allow to be delivered, to a RVP or RFG control area any Product that would be in violation of Environment Protection Agency regulations applicable to that area.

6. Safety and Health. Buyer acknowledges receipt of Seller’s Material Safety Data Sheet for the Product and is aware of the known hazards and risks in handling the Product. Buyer shall take all necessary steps to inform its employees, agents, and customers of any hazards and risks associated with use or handling of the Product including distribution of the Material Safety Data Sheet.

Exhibit D

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

7. Warranties.

(a) SELLER WARRANTS THAT THE PRODUCT SOLD IS OF THE KIND AND QUALITY DESCRIBED IN THIS AGREEMENT, AND THAT SELLER HAS GOOD TITLE TO THE PRODUCT. THIS WARRANTY IS EXCLUSIVE AND IS IN LIEU OF ANY OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO DESCRIPTION OF THE PRODUCT, QUALITY OF THE PRODUCT, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF FITNESS FOR A PARTICULAR USE OR OTHER WARRANTY OF QUALITY, WHETHER EXPRESS OR IMPLIED. BUYER ACKNOWLEDGES THAT SELLER SHALL IN NO WAY BE RESPONSIBLE OR LIABLE TO BUYER OR ANY OTHER PARTY FOR ANY USE OF THE PRODUCT. BUYER ACKNOWLEDGES THAT BUYER HAS NOT AND DOES NOT RELY ON SELLER’S SKILL OR JUDGMENT WITH REGARD TO THE SELECTION OF THE PRODUCT AS FIT OR SUITABLE FOR ANY PARTICULAR PURPOSE. BUYER’S EXCLUSIVE REMEDY FOR ANY AND ALL LOSSES AND OTHER DAMAGE RESULTING FROM SALE OF PRODUCT PURSUANT TO THE AGREEMENT, ANY SPECIAL PROVISIONS AND THESE GENERAL TERMS AND CONDITIONS, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE OR STRICT LIABILITY SHALL BE LIMITED, AT SELLER’S OPTION, EITHER TO REPLACEMENT OF THE PRODUCT OR REFUND OF THE PURCHASE PRICE FOR THE NONCONFORMING PRODUCT.

(b) Should it appear that Seller furnished nonconforming Product, Buyer must provide written proof thereof in sufficient detail for Seller to evaluate the claim within ten (10) Days of the date on which Buyer learned that such Product was nonconforming. Seller retains the right to test any sample of the Products taken, to inspect the facility from which the sample was taken or to take its own sample of any allegedly defective or off specification Products.

8. Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THE AGREEMENT, AND NOTWITHSTANDING KNOWLEDGE, IF ANY, OF A PARTY OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, FOR ANY LOST PROFITS, OR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR INDIRECT DAMAGES OR LOSSES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, FROM SALE OF PRODUCT UNDER THE AGREEMENT OR FROM THE USE OR RESALE THEREOF, HOWEVER SAME MAY BE CAUSED AND REGARDLESS OF THE SOLE OR CONCURRENT NEGLIGENCE OF THE OTHER PARTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF, OR OTHERWISE COULD HAVE ANTICIPATED THE POSSIBILITY OF, SUCH DAMAGES OR LIABILITIES IN ADVANCE. THE PARTIES AGREE THAT THE RESTRICTIONS AND LIMITATIONS ON DAMAGES CONTAINED IN THIS AGREEMENT DO NOT DEPRIVE THE PARTIES OF MINIMUM ADEQUATE REMEDIES AS CONTEMPLATED IN TEXAS UCC SECTION 2-719. The foregoing limitation is not intended and shall not limit any damages incurred by any third party and covered under any indemnity hereunder.

Exhibit D

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

9. Survival of Obligations. Obligations arising under paragraphs 2, 5, 7, and 8 shall survive termination or expiration of the Agreement.

Exhibit D

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT OF THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).

EXHIBIT E

TRACKING ACCOUNT ILLUSTRATION

	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12	Month 13
Margin (shortfall) / Surplus (millions $)	($10)	$0	($3)	$1	$0	$0	$0	$0	$0	$0	$0	$4	$4
Payment to Seller from Buyer	$10	$0	$3	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Credit to Buyer from Seller	$0	$0	$0	$1	$0	$0	$0	$0	$0	$0	$0	$4	$3
Aging drop off at month end	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$5	$0
“Tracking Account” at month end	$10	$10	$13	$12	$12	$12	$12	$12	$12	$12	$12	$3	$0

In Month 12, $4 goes against the Month 1 shortfall which when combined with the $1 from Month 4 makes a total of $5 that should be applied to the Month 1 shortfall payment - thus the remaining $5 of the Month 1 shortfall payment drops off. As a result, $3 would remain in the Tracking Account from Month 3.

In month 13, $3 is still left in the Tracking Account and available for “repayment” back to Buyer.

Exhibit E